Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2014, with respect to the consolidated financial statements of American Realty Capital Trust IV, Inc. and subsidiaries included in the March 14, 2014 Current Report of American Realty Capital Properties, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of American Realty Capital Properties, Inc. on Forms S-3 (File No. 333-182971, File No. 333-182972, and File No. 333-187240) and on Forms S-8 (File No. 333-176714 and File No. 333-192587).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 14, 2014